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                                                                     Exhibit 2.2

                    FIRST AMENDMENT TO ACQUISITION AGREEMENT

     WHEREAS, Safety-Kleen Services, Inc. (the "Seller") and Clean Harbors, Inc. (the "Purchaser"), are parties to an Acquisition Agreement dated as of February 22, 2002 (the "Acquisition Agreement");

     WHEREAS, the Seller and the Purchaser wish to amend certain provisions of the Acquisition Agreement as set forth in this First Amendment to Acquisition Agreement (this "Amendment");

     NOW, THEREFORE, the parties hereto agree as follows:

     1. Section 5.2 of the Acquisition Agreement is hereby amended by adding a new Section 5.2 (k) which shall read as follows:

         (k) Purchaser's Deposit. Provided that this Agreement shall not by then have been terminated in accordance with its terms by either the Seller or the Purchaser for any reason, the Purchaser shall on May 30, 2002 make a deposit (the "Purchaser's Deposit") in the form of a certified check payable to the order of Lazard Freres & Co. LLC, as agent for the Seller, or other immediately available funds, in the amount of Three Million Dollars ($3,000,000). The Purchaser's Deposit shall be held in an interest-bearing escrow account and, together with interest thereon, shall be applied at the Closing against the Unadjusted Cash Purchase Price if the Closing shall take place in accordance with this Agreement. If the Closing shall not take place for any reason other than a termination by the Seller in accordance with Section 7.1(b), the Purchaser's Deposit, together with interest earned thereon, shall be returned to the Purchaser within two days following the earlier of either: (A) June 20, 2002 (or July 20, 2002 if such date has been extended in accordance with Section 7.1(g)) if by such date (or such extended date) the Bankruptcy Court shall not have entered the Section 363/365 Order in favor of the Purchaser, (B) the date on which this Agreement is terminated for any reason by either the Seller or the Purchaser in accordance with this Agreement (other than a termination by the Seller in accordance with Section 7.1(b)), or (C) October 15, 2002, provided that the Purchaser is not then in material breach of this Agreement after the Purchaser has received not less than 30 days prior written notice from the Seller of such breach. If this Agreement shall be terminated by the Seller in accordance with Section 7.1(b), the Purchaser's Deposit, together with interest earned thereon, shall promptly be delivered to the Seller and, notwithstanding any provision of Section 7.2 to the contrary, the receipt by the Seller of the Purchaser's Deposit shall constitute the Seller's sole remedy for (and such amount shall constitute liquidated damages in respect of) any breach by the Purchaser of this Agreement (other than a breach by the Purchaser of its obligations pursuant to Section 8.8 and the Confidentiality Agreement).

     2. Section 7.1(d) of the Acquisition Agreement is hereby amended to read as follows:

                    (d) by the Purchaser (provided that the Purchaser is not
               then in material breach of any representation, warranty, covenant or other agreement contained herein) at or prior to the Due Diligence Expiration Date, if the Purchaser is not satisfied with its due diligence review of the Business because such due diligence

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               review causes the Purchaser to determine in its reasonable judgment that either (i) the Seller is then in material breach of any representation, warranty, covenant or other agreement of the Seller contained in this Agreement, (ii) the Confidential Information Memorandum of the Business dated September 2001 which was delivered to the Purchaser contains either a material misrepresentation or omission with respect to the Business, or
               (iii) a Material Adverse Effect has occurred since the date of said Confidential Information Memorandum.

     3. Article XI of the Acquisition Agreement is hereby amended to change the definition of "Due Diligence Expiration Date" to read as follows:

     "Due Diligence Expiration Date" means the date which is the later of (i) April 30, 2002, or (ii) at the option of the Purchaser, five (5) days after the Purchaser's receipt of the audited Balance Sheet as of August 31, 2001."

     4. Except as described in the preceding sections of this Amendment, the Acquisition Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment under seal as of March 8, 2002.



                                SAFETY-KLEEN SERVICES, INC.


                                By: /s/ Larry W. Singleton
                                    ----------------------------
                                    Name: Larry W. Singleton
                                    Title: Executive Vice President and
                                           Chief Financial Officer


                                CLEAN HARBORS, INC.


                                By: /s/ Stephen H. Moynihan
                                    ----------------------------
                                    Name: Stephen H. Moynihan
                                    Title: Senior Vice President



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